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                                                                    EXHIBIT 23.1

                      [Letterhead of Deloitte & Touche LLP]

                          INDEPENDENT AUDITORS' CONSENT

The Boeing Company:

We consent to the incorporation by reference in this Registration Statement of The Boeing Company on Form S-3 of our report dated January 28, 2002 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for derivative instruments and hedging activities to conform to Statement of Financial Accounting Standards No. 133), appearing in the Annual Report on Form 10-K of The Boeing Company for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Chicago, Illinois
September 9, 2002